Exhibit 99.1

Howard Bancorp, Inc. Completes $25 Million Common Stock Offering

ELLICOTT CITY, Md.--(BUSINESS WIRE)--June 2, 2015--Howard Bancorp, Inc. (NASDAQ: HBMD, “Howard”), the parent company of Howard Bank, announced today that it has closed on its previously-announced private placement following receipt of stockholder approval. Howard issued an aggregate of 2,173,913 shares of its common stock at a price of $11.50 per share for approximately $25 million in gross proceeds to a limited number of well-regarded previously disclosed institutional bank investors. Howard solicited these capital commitments over a 30-day period beginning in early February and executed agreements with each investor on March 2, 2015. The purchase price represents the closing price of Howard’s common stock on the day the offering was commenced and less than a 10% discount to the rolling 20-day average on the date of announcement of the private placement. Howard intends to use the proceeds of the private placement in part to support its acquisition of Patapsco Bancorp, Inc. (“Patapsco”) as well as to support continued organic and acquired growth for the combined institution. Howard has no present intent to use the proceeds of the private placement to redeem its preferred stock issued to the U.S. Department of the Treasury under its Small Business Lending Fund (SBLF) program. The Patapsco transaction is subject to various stockholder and regulatory approvals and is expected to close in the third quarter of 2015.

Griffin Financial Group, LLC acted as financial advisor and placement agent to Howard.

Cautionary Statements about Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intended use of proceeds from the private placement and the expected timing of Howard’s merger with Patapsco Bancorp, Inc. These statements are based upon the beliefs of Howard management as to the expected outcome of future events, current and anticipated economic conditions, nationally and in Howard’s and Patapsco’s markets and their impact on loan demand and other financial services, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Factors that could cause results and outcomes to differ materially include, among others, changes in demand for loan products or other financial services, general economic conditions, either nationally or in our market area, that are worse than expected, competitive changes, changes in laws or government regulations or policies affecting financial institutions that have a material adverse impact on Howard’s business model, the ability to obtain required regulatory and stockholder approvals of the merger, and the possibility that one or more of the conditions to the consummation of the merger may not be satisfied, as well as other risks and uncertainties, as described in Howard’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on such forward-looking statements. Howard assumes no obligations to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020